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                                                                   Exhibit 10.34

                           CHANGE IN CONTROL AGREEMENT

     This Change In Control Agreement is effective as of this 20th day of August, 2002, by and between Successories, Inc., an Illinois corporation, ("Company") and Gregory J. Nowak ("Employee").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, Employee is now employed by Company; and

     WHEREAS, the Company has initiated a process in which there may be a Change in Control (as defined below) of the Company; and

     WHEREAS, the Company desires to pay Employee additional compensation to stay with the Company through a Change in Control.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, it is agreed as follows:

     1. TERM. This Agreement shall be effective until the later of (i) June 1, 2003 or (ii) the date of a Change in Control provided the negotiations for such Change in Control began before June 1, 2003. If Employee's employment is terminated by the Company for other than Just Cause (as defined below), Employee shall remain entitled and shall receive any payments hereunder in the event of a Change in Control during the Term. In the event Employee's employment is terminated voluntarily or for Just Cause prior to a Change in Control, Employee shall not be entitled to nor receive any benefits hereunder.

     2. PAYMENT AMOUNT. If there is a Change in Control, the Company shall pay the Employee in cash, in one lump sum, and within five (5) days following such Change of Control, the Payment Amount (as defined below). The Company may withhold from the Payment Amount withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld from the Payment Amount. Said Payment Amount is in addition to and not in lieu of the compensation, benefits and/or other bonuses that the Employee earns or is entitled to receive.

     Notwithstanding any language to the contrary, the Company shall first apply the Payment Amount against (i) any debt owed to the Company by Employee and (ii) any third party debt owed by the Employee which the Company has guaranteed.

     3. FORMULA. The term Payment Amount shall mean an amount equal to the sum of (i) Twenty One Thousand Four Hundred and Twenty Nine Dollars ($21,429) (the "Fixed Payment Amount") plus (ii) an amount calculated by the following formula (the "Variable Amount") if the Consideration (as defined below) for the Change in Control is in excess of Twelve Million Five Hundred Thousand Dollars ($12.5 million):

                   Increase = (CSD-$12.5mm) x .078561 x .0909;


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                     wherein "CSD" is the Consideration; and

            wherein .0909 is defined as the "Employee Share Factor."



     Further, in the event the employment of an employee covered by this form of agreement is terminated voluntarily or for Just Cause and there is a subsequent Change of Control during the Term of the Agreement, the Company shall redistribute the variable payment amount that said employee would have received to Employee and any other eligible employee who was subject to a variable amount payment. The redistribution amount shall be reapportioned based on said individuals relative Employee Share Factors.

     4.  DEFINITIONS.

     The term "Change in Control" shall mean any transaction or series or combination of transactions whereby, directly or indirectly, control of, or a material interest in, the Company or any material portion of its businesses or assets is transferred for Consideration, including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, the formation of a joint venture, minority investment or partnership, or any similar transaction. If a Change in Control is accomplished whereby the Company's assets shall be sold, leased, conveyed or otherwise disposed of, the person or entity purchasing the assets of the Company shall become a party to this Agreement and shall assume all of Company's rights and obligations under this Agreement. If the person or entity purchasing the assets of the Company does not become a party to this Agreement and assume the Company's rights and obligations hereunder, the Company shall not be released of its obligations hereunder.

     The term "Consideration" shall mean the aggregate value of all cash, securities and other property paid for the Company in connection with the Change in Control. In the case of a sale of the Company's stock, by merger, tender offer or other combination, the Consideration shall not include any interest bearing indebtedness of the Company for borrowed money required to be repaid or assumed by the Company, directly or indirectly, (by operation of law or otherwise) in connection with the Change in Control. In the case of the sale of the Company's assets, the Consideration shall be reduced by the amount of any interest bearing indebtedness of the Company for borrowed money required to be repaid by the Company in connection with the Change in Control. In the event that the Consideration received in a Change in Control is paid in whole or in part in the form of securities or other property, then, for purposes of calculating the Employee's bonus hereunder, the value of such securities or other property shall be the fair market value thereof on the day immediately preceding the consummation of the Change in Control; provided, however, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the average of the last sales prices of such securities on the 30 trading days immediately preceding the consummation of the Change in Control. Any amounts payable to the Company,


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any shareholder of the Company or any affiliate of the Company in connection with a noncompetition, employment, consulting, licensing, supply or other agreement shall be deemed Consideration except for payments to employees covered under this form of Agreement and in the case of an employment or consulting agreement to the extent such amounts represent the fair value of services to be rendered. If all or a portion of the Consideration payable in connection with the Change in Control includes contingent future payments, then the Consideration related to such payments shall equal the present value of the reasonably expected maximum amount of such payments (as such amount is determined in good faith between the Company and Employee) using a discount rate of eight percent (8%). If the Consideration to be paid is computed in a foreign currency, the value of such foreign currency, for purposes of calculating Employee's bonus hereunder, shall be converted into U.S. Dollars at the prevailing exchange rate on the date on which the Change in Control is consummated or on the date any contingent or escrowee Consideration is actually paid.

     The term "Just Cause" shall mean (a) an act of fraud or dishonesty by Employee that is intended to result directly or indirectly in gain or personal enrichment of Employee at Employer's expense; (b) conduct on the Employee's part which is intended to injure the Employer's business or reputation; or (c) a felony crime or an act of moral turpitude committed by the Employee.

     5. ARBITRATION. The Company and Employee agree to settle any controversy or claim arising out of or relating to this Agreement or the breach thereof by arbitration in DuPage County, Illinois, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     6. WAIVER OF BREACH. The waiver by the either party of a breach of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach by the other party.

     7. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, assigns, heirs and legal representatives, including the person or entity purchasing the assets or stock of the Company which causes a Change in Control. Insofar as the Employee is concerned, this Agreement, being personal, cannot be assigned.

     8. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

     9. SEVERABILITY. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


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     10.  COUNTERPARTS. This Agreement shall be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11. GOVERNING LAW. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of Illinois.

     12. NOTICE. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, if to the Employee, at the address listed under his name, or if to the Company, at the address listed under its name or to such other address as such party shall have specified by notice to the other party hereto as provided in this Section.

     13. ENTIRE AGREEMENT. Except as specifically provided for in this Agreement, this Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

EMPLOYEE:                                    SUCCESSORIES, INC.

                                             By:_______________________________

_______________________________________      Name:_____________________________

Gregory J. Nowak                             Its:______________________________
610 W. Park                                  Address: 2520 Diehl Road
                                                      Aurora, IL  60504
Wheaton, Illinois 60187


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